(d)(1)(A)(iii)

May 1, 2018

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement, dated May 1, 2013, among Columbia Management Investment Advisers, LLC (“Columbia”), sub-adviser to Voya Multi-Manager Large Cap Core Portfolio (the “Portfolio”), Voya Investors Trust (“VIT”), and Directed Services LLC (“DSL”)(1), the sub-advisory fee rate payable by DSL to Columbia on behalf of the Portfolio was reduced on May 1, 2013.  On May 1, 2017, a new Sub-Advisory Agreement was executed between Columbia and Voya Investments, LLC (“VIL”).

Pursuant to the Sub-Advisory Agreement, dated May 1, 2013, among The London Company of Virginia, LLC (“London”), sub-adviser to the Portfolio, VIT, and DSL, the sub-advisory fee rate payable by DSL to London remains the same as that payable by DSL to the Portfolio’s previous sub-adviser, Pioneer Investment Management, Inc., effective as of May 1, 2013.  On May 1, 2017, a new Sub-Advisory Agreement was executed between London and VIL.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual management fee for the Portfolio with a corresponding reduction based upon the aggregate blended sub-advisory fee of all sub-advisory fee rates for the Portfolio (the “Reduction”), for the period from May 1, 2018 through May 1, 2019.  The Reduction shall be calculated as follows:

Reduction = 50% x (aggregate blended sub-advisory fee rate computed based on all sub-advisory fee rates for the Portfolio prior to May 1, 2013 — the aggregate blended sub-advisory fee rate computed based on all sub-advisory fee rates after May 1, 2013)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of VIT.

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(1)  Effective May 1, 2017, VIL replaced DSL as the investment manager for the Portfolio.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President